EXHIBIT 23




                       CONSENT OF INDEPENDENT ACCOUNTANTS


The Board of Directors
Disc Graphics, Inc.:


We consent to incorporation in the Registration Statement No. 333-28013 on Form S-8 of Disc Graphics, Inc. of our report dated January 28, 1999, relating to the consolidated balance sheets of Disc Graphics, Inc. and subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of income, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1998 and related schedule, which report appears in the December 31, 1998 annual report on Form 10-K of Disc Graphics, Inc.




                                        /s/ KPMG LLP
                                        KPMG LLP

Melville, New York
March 9, 1999